EXHIBIT 8.1
[Letterhead of Debevoise & Plimpton LLP]
November 18, 2009
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, Georgia 30354
Delta Air Lines, Inc.
2009-1 EETC Pass Through Certificates
Ladies and Gentlemen:
     We have acted as special United States tax counsel to Delta Air Lines, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed on November 18, 2009 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including the prospectus contained therein (the “Prospectus”) and in connection with the issuance and sale by the Company today of $568,796,000 face amount of Pass Through Certificates, Series 2009-1A (the “Class A Certificates”) and $119,944,000 face amount of Pass Through Certificates, Series 2009-1B (the “Class B Certificates”, and together with the Class A Certificates, collectively, the “Certificates”) to Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as the underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into among the Company and the Underwriters. The Certificates will be issued under the Pass Through Trust Agreement, dated as of November 16, 2000 (the “Basic Agreement”), between the Company and U.S. Bank Trust National Association (“U.S. Bank Trust”) (as successor to State Street Bank and Trust Company of Connecticut, National Association), as Pass Through Trustee for the trust relating to each class of the Certificates (being referred to herein individually as the “Trustee”), to be supplemented for each class of Certificates by a Trust Supplement to the Basic Agreement between the Company and the Trustee (each a “Trust Supplement”) (the Basic Agreement, together with the applicable Trust Supplements, the “Pass Through Trust Agreements”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Pass Through Trust Agreements.

Delta Air Lines, Inc.	November 18, 2009
     In rendering the opinion expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and the representations and warranties contained in or made pursuant to the Pass Through Trust Agreements, the Underwriting Agreement, the Escrow Agreements, the Deposit Agreements, the Intercreditor Agreement, the Note Purchase Agreement and the forms of Participation Agreement and Indenture attached thereto, the Liquidity Facilities and any other applicable documents (all of the foregoing, the “Transaction Documents”) and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In addition, we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the performance of all covenants and other undertakings set forth in, and the consummation of all transactions contemplated by, the Transaction Documents in accordance with the terms thereof, and (vi) that none of the material terms and conditions of the Transaction Documents have been or will be waived or modified and that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents. We have further assumed that the Certificates have been issued, delivered and paid for in accordance with the terms of the Prospectus.
     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Prospectus, we are of the opinion that the statements in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences”, insofar as such statements purport to summarize U.S. federal income tax law or state legal conclusions with respect thereto, are accurate in all material respects.
     Our opinion is based upon the tax laws of the United States, as well as judicial and administrative interpretations thereof (in final or proposed form), all as in effect on the date of the Prospectus and all of which are subject to change or differing interpretations, which could apply retroactively. Our opinion is limited to, and no opinion is implied or may be inferred beyond, the matters expressly addressed herein. Our opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the opinion expressed herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on the date hereof and incorporated by reference therein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Debevoise & Plimpton LLP

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